Exhibit 6

                                 (TRANSLATION)

To Whom It May Concern:
                                                               November 26, 2003
                                                        Toyota Motor Corporation
                                               (Toyota Jidosha Kabushiki Kaisha)
                                    1, Toyota-cho, Toyota City, Aichi Prefecture


                Notice of Repurchase of Shares through ToSTNeT-2

               (Repurchase of Shares Pursuant to the Provisions of
                      Article 210 of the Commercial Code)

Toyota Motor Corporation ("TMC") determined the method for repurchasing its shares pursuant to the provisions of Article 210 of the Commercial Code and we hereby inform you as follows.

1.  Method of repurchase

    TMC will purchase its shares through ToSTNeT-2 (Tokyo Stock Exchange Trading Network System-2) (closing price orders) at 8:45 a.m. on November 27, 2003 at today's closing price, JPY 3,210 (the trading system and trading hours shall not be changed to other systems and hours). Such purchase order shall be made during such trade hour only.

2.  Details of repurchase

(1) Type of shares to be repurchased               Shares of common stock of TMC

(2) Aggregate number of shares to be repurchased   27,000,000 shares

    (Note 1) The above number of shares shall not be changed. However, there is a possibility that a part or all of such shares may not be repurchased due to market conditions, etc.

    (Note 2) The shares for which orders to sell have been placed shall be repurchased up to the number of shares scheduled to be repurchased.

3. Publication of the results of repurchase

    The results of repurchase will be announced after the conclusion of the 8:45 a.m. trading hour of November 27, 2003.

(Reference)

o Matters resolved at the FY 2003 Ordinary General Shareholders' Meeting held on June 26, 2003.

    (1) Type of shares to be repurchased           Shares of common stock of TMC

    (2) Aggregate number of shares to be
        repurchased                                Up to 150,000,000 shares

    (3) Aggregate purchase price                   Up to JPY 400,000,000,000


o   Shares having been repurchased up to November 26, 2003

    (1) Aggregate number of shares repurchased     24,288,200 shares

    (2) Aggregate purchase price                   JPY 74,321,892,000